UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
________________________

FORM 8-K
______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 2, 2017 (September 29, 2017)

FORWARD AIR CORPORATION
(Exact name of registrant as specified in its charter)

Tennessee	000-22490	62-1120025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1915 Snapps Ferry Road, Building N Greeneville, Tennessee	37745
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (423) 636-7000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS.
Item 1.01.    Entry into a Material Definitive Agreement.
The disclosures set forth in Item 2.03 of this Current Report on Form 8-K are incorporated herein by reference.
Item 1.02.    Termination of a Material Definitive Agreement.
The disclosures set forth in Item 2.03 of this Current Report on Form 8-K are incorporated herein by reference.
SECTION 2. FINANCIAL INFORMATION.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On September 29, 2017, Forward Air Corporation (the “Company”), Forward Air, Inc., and certain of their subsidiaries entered into a five-year senior unsecured revolving credit facility (the “Facility”) with Bank of America, N.A., as administrative agent, U.S. Bank, National Association, and the other lenders party thereto in a maximum aggregate principal amount of $150 million, with a sublimit of $30 million for letters of credit and a sublimit of $30 million for swing line loans. The Facility may be increased by up to $100 million to a maximum aggregate principal amount of $250 million pursuant to the terms of the credit agreement, subject to the lenders’ agreement to increase their commitments or the addition of new lenders extending such commitments. Such increases to the Facility may be in the form of additional revolving credit loans, term loans or a combination thereof, and are contingent upon there being no events of default under the Facility and satisfaction of other conditions precedent and are subject to the other limitations set forth in the credit agreement.
The Facility is scheduled to mature in September 2022 and may be used to refinance existing indebtedness of the Company and for working capital, capital expenditures and other general corporate purposes. The Facility refinances the Company’s existing obligations for its unsecured credit facility under the credit agreement dated as of February 4, 2015, as amended, among the Company, its subsidiaries, Bank of America, N.A., First Tennessee Bank, N.A. and the other lenders party thereto, which has been terminated as of the date of the new Facility.
Unless the Company elects otherwise under the credit agreement, interest on borrowings under the Facility is based on the highest of (a) the federal funds rate (not less than 0%) plus 0.50%, (b) the Bank of America prime rate (not less than 0%) and (c) the LIBOR Rate (not less than 0%) published by Bloomberg (or if such published rate is not available, such other rate as determined pursuant to the credit agreement) plus 1.00%, in each case plus a margin that can range from 0.250% to 0.750% with respect to the Facility depending on the Company’s ratio of consolidated funded indebtedness to earnings before interest, taxes, depreciation and amortization, as set forth in the credit agreement. Payments of interest for each loan that is based on the LIBOR Rate are due in arrears on the last day of the interest period applicable to such loan (with interest periods of one, two or three months being available, at the Company’s option). Payments of interest on loans that are not based on the LIBOR Rate are due on the last day of each quarter ended March 31, June 30, September 30 and December 31 of each year. All unpaid amounts of principal and interest are due at maturity.
The Facility contains customary events of default including, among other things, payment defaults, breach of covenants, cross acceleration to material indebtedness, bankruptcy-related defaults, material judgment defaults, and the occurrence of certain change of control events. The occurrence of an event of default may result in, among other things, the termination of the Facilities, acceleration of repayment obligations and the exercise of remedies by the lenders with respect to the Company and its subsidiaries that are party to the Facility. The Facility also contains financial covenants and other covenants that, among other things, restrict the ability of the Company and its subsidiaries, without the approval of the required lenders, to engage in certain mergers, consolidations, asset sales, dividends and stock repurchases, investments, and other transactions or to incur liens or indebtedness in excess of agreed thresholds, as set forth in the credit agreement.

The foregoing is a summary description of certain terms of the credit agreement and does not purport to be complete, and it is qualified in its entirety by reference to the full text of the credit agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.
SECTION 9.  FINANCIAL STATEMENTS AND EXHIBITS.
Item 9.01.  Financial Statements and Exhibits.
(d) Exhibits. The following exhibit is being furnished as part of this Current Report.

No.	Exhibit
10.1
Credit Agreement dated September 29, 2017 among Forward Air Corporation and Forward Air, Inc., as borrowers, the subsidiaries of the borrowers identified therein, Bank of America, N.A., as administrative agent, U.S. Bank, National Association and the other lenders party thereto.

  SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORWARD AIR CORPORATION
Date: October 2, 2017	By:	/s/ Michael J. Morris
Michael J. Morris Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

No.	Exhibit
10.1
Credit Agreement dated September 29, 2017 among Forward Air Corporation and Forward Air, Inc., as borrowers, the subsidiaries of the borrowers identified therein, Bank of America, N.A., as administrative agent, U.S. Bank, National Association and the other lenders party thereto.